Exhibit 10.3

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), dated             , 201    , is entered into by and between Windstream Services, LLC, a Delaware limited liability company (“WIN”), and CSL National, L.P., a Maryland limited partnership (“CSL”), on behalf of itself and its Affiliates, including Talk America Services, LLC (“TAS”). WIN and CSL are each sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS, CSL and WIN have entered into that certain Separation and Distribution Agreement, dated             , 2015 (the “Distribution Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Distribution Agreement), which provides, among other things, that WIN and CSL shall enter into a Transition Services Agreement in connection with the transactions contemplated by the Distribution Agreement;

WHEREAS, WIN and its Affiliates currently provide and provided as of the date of the Distribution Agreement certain services in support of the CSL Business; and

WHEREAS, to facilitate the transition of the CSL Business to CSL, the Parties desire that, for a limited transition period, WIN and its Affiliates provide certain services to CSL and its Affiliates on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Description of Services.

(a) Services. Subject to the terms and provisions of this Agreement and solely for the purpose of facilitating the transition of the CSL Business to CSL, WIN shall (or shall cause its Affiliates to) provide to CSL the services set forth on Exhibit 1 hereto (as such Exhibit 1 may be amended by the mutual agreement of the Parties in writing from time to time, the “Services Attachment”) (the “Services”).

(b) Purchase of Additional or Modified Services. From time to time, CSL may request WIN to provide additional or modified Services that are not described in Exhibit 1, but are of a similar scope or nature as those used by WIN relating to the CSL Business prior to the Distribution Date. WIN will use commercially reasonable efforts to accommodate any reasonable requests by CSL to provide such additional or modified Services. In order to initiate a request for additional or modified Services, CSL shall submit a request in writing to WIN specifying the nature of the additional or modified Services and requesting a cost estimate (based on the general parameters set forth in this Agreement) and time frame for completion. WIN shall respond within ten (10) business days to such written request; provided that, subject to the second sentence of Section 1.3, such ten (10) business day period shall be subject to a reasonable extension if, due to the volume, frequency or type of requests submitted by CSL, WIN’s preparation of responses to such requests is materially interfering with, or is likely to materially interfere with, WIN’s normal business activities. If WIN can accommodate CSL’s request to provide such additional or modified Services, and if CSL accepts the terms and conditions set forth in WIN’s response to such request, then such additional or modified Services shall be provided hereunder and according to the terms agreed to by the Parties in a written amendment to this Agreement, which shall be consistent to the greatest extent practicable with the terms of this Agreement.

(c) Ancillary Services. Any functions, responsibilities, activities or tasks that are not specifically described in this Agreement or the Exhibit hereto, but are reasonably required for the proper performance and delivery of the Services (including any additional or modified Services), and are a necessary or inherent part of such Services, as performed by WIN, in the ordinary course of business, shall be deemed to be implied by and included within the scope of such Services, subject to any limitations set forth in this Agreement or the Exhibit hereto, to the same extent and in the same manner as if specifically described in this Agreement.

(d) Modifications. Unless otherwise provided for in this Agreement, if CSL makes any change in the processes, procedures, practices, networks, equipment, configurations, or systems pertaining to the CSL Business, and such change has a materially adverse impact on WIN’s ability to provide any of the Services, then WIN shall be excused from performance of any such affected Service until CSL mitigates the material adverse impact of such change or the Parties enter into an agreement to purchase additional or modified services that may be necessitated by such changes, and CSL shall be responsible for all direct expenses incurred by WIN in connection with the cessation and, if applicable, the resumption of the affected Services.

(e) Transition Plan. The Parties shall agree on a written transition plan after the execution of this Agreement (the “Transition Plan”) which shall include: (i) a plan and timetable for the migration of CSL away from the Services; (ii) assistance in relation to migration (including the migration of data and the “Carve-Out Assistance” listed in the Services Attachment); (iii) information in relation to the operation of the relevant IT systems and the interface between such IT systems for the purpose of implementing the migration referred to in this Section (including the applicable Services listed in the Services Attachment); (iv) respective responsibilities of the Parties in carrying out the migration; and (v) safeguards to ensure minimal disruption to both Parties’ ongoing businesses during the migration. Each Party shall implement and comply with its obligations under the Transition Plan. Except as may otherwise be expressly provided in the Transition Plan or Schedule of Services, as applicable, CSL shall bear all costs associated with the migration by CSL away from the Services provided by WIN.

(f) Representatives.

(i) Transition Representatives. Each Party will designate an individual who shall be the primary interface for the purposes of coordinating the Services provided hereunder (the “Transition Representative”). Such individual shall (A) coordinate with the other Party and their Service Representatives (as defined below) to provide the relevant contacts in that Party’s applicable departments for the purposes of implementing and performing the Services, and (B) evaluate in consultation with the other Party’s Transition Representative when a particular Service may be terminated. The Transition Representative shall perform the duties required hereby in a professional and timely manner. Each Party may change its Transition Representative by giving written notice to the other in accordance with the notice provisions of this Agreement.

(ii) Role of the Service Representative. Each Party shall provide up to two (2) individuals (each, a “Service Representative”) who are familiar with that Party’s business and who will be that Party’s primary points of contact in dealing with the other Party’s Service Representatives under this Agreement and who will have the authority and power to make decisions with respect to actions to be taken by such Party with respect to the provision of Services under this Agreement. Each Party may change its Service Representative(s) by giving written notice to the other in accordance with the notice provisions of this Agreement.

(iii) Obligations of the Service Representatives. Each Party shall, or shall ensure that their Service Representative, as applicable, respond within a commercially reasonable time to any reasonable requests by the other Party or its Service Representative for such Party’s Service Representative to provide directions, instructions, approvals, authorizations, decisions or other information reasonably necessary for WIN to perform any Services; provided, however, any request contemplated in Section 1(b) of this Agreement shall be delivered by and to, and accepted or rejected by, the Transition Representatives.

(iv) Meetings of the Transition and Service Representatives. The Transition Representatives and the Service Representatives shall meet on a monthly basis (which meeting may be held telephonically) during the Term. The purpose of such meetings shall be to discuss the Services and each Party’s obligations under this Agreement, including operational details, transitional matters, dispute resolution and any other issues related to this Agreement. Such meetings will take place at mutually agreed locations (including by teleconference) and may include a reasonable number of additional representatives from either Party.

(g) Standard of the Provision of Services. WIN shall provide the Services in a manner and at a level as more particularly described in Section 8 of this Agreement. WIN shall provide Services in accordance in all material respects with all applicable Laws.

2. Term.

(a) The term of this Agreement shall commence on the date hereof and, unless terminated earlier in accordance with Section 12, expire on the latest end date specified in Exhibit 1 (the “Term”). Thereafter, if CSL desires and WIN agrees to continue to perform any of the Services after the Term has expired, the parties shall negotiate in good faith to determine an amount that compensates WIN for all of its costs for such performance. However, should WIN fail to complete performance of any billing and/or collection Service(s), including the logical billing database separation, within the Term identified in Exhibit 1 for such Service(s), and such failure does not result from the actions or inactions of CSL or a force majeure event (as defined in Section 16 herein), the Term for such incomplete Service(s) shall be extended to accommodate complete performance without additional charge to CSL. The Services so performed by WIN after the expiration of the Term shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

(b) WIN shall (or shall cause its Affiliates to) provide each Service for the period commencing on the date hereof and ending on the earlier to occur of (i) the expiration of the Term, (ii) the Parties mutually agree in writing that such Service is no longer required to be provided by WIN or its Affiliates, or (iii) the date upon which the trigger event for termination occurs for such Service as set forth in the Services Attachment, subject to earlier termination of this Agreement or termination of all or a portion of the Services, as set forth in Section 12 hereof.

Notwithstanding the foregoing, CSL shall (and shall cause its Affiliates to) use commercially reasonable efforts to transition the Services to another, non-transitional provider as quickly as practicable or, as applicable, to cause CSL and/or its Affiliates to provide the Services.

3. Consideration for Services. As consideration for the Services, CSL shall pay to WIN the service fee for the Services as set forth in the Services Attachment and for all out-of-pocket costs and expenses from third parties actually incurred by WIN in the provision of the Services that are explicitly set forth in the applicable Services Attachment or otherwise approved in writing (including by electronic mail) by CSL’s Transition Representative or Service Representatives prior to WIN incurring such out-of-pocket expense; provided, however, WIN shall be excused from performance for Services to the extent WIN’s performance is delayed as a result of CSL’s pre-approval process for third-party costs and expenses (the “Service Fee”).

4. Terms of Payment.

(a) Not later than thirty (30) calendar days following the end of each calendar month during the Term, WIN shall submit to CSL in writing an invoice setting out in reasonable detail each Service performed by WIN during the preceding month and the related Service Fee. CSL shall pay the amount shown on each such invoice no later than thirty (30) calendar days after receipt of such invoice; payment shall be made without withholding or deduction of any kind. If such amount is not received by WIN within such 30-day period, CSL shall also pay WIN interest from and after the last day of such 30-day period following receipt of such invoice, at a rate per annum equal to the prime lender rate as reported on the last day of the calendar month in respect of such invoice by the Wall Street Journal.

(b) Any transition, excise, sales, use or similar tax charged to, assessed on or incurred by the rendering of the Services shall be split equally between WIN, on the one hand, and CSL, on the other hand, and CSL’s share shall be paid to WIN in addition to the Service Fees; provided, however, WIN shall be solely responsible for its own income taxes.

(c) Should CSL dispute in good faith any portion or the entire amount due on any invoice or require any adjustment to an invoiced amount, CSL shall promptly notify WIN in writing of the nature and basis of the dispute and/or adjustment within fifteen (15) business days after CSL’s receipt of such invoice. If CSL fails to notify WIN within such 15-day period, the invoiced amount shall be deemed to be accurate and correct and shall not be subject to dispute or contest by CSL or any Affiliate thereof. In the event CSL timely delivers notice of a dispute and/or adjustment, the Parties shall use their reasonable best efforts to resolve such matter within thirty (30) calendar days. WIN shall reimburse CSL within fifteen (15) business days following, as applicable (i) agreement by the Parties of any excess payment made by CSL in respect of Services, or (ii) resolution of any disputed amounts paid in excess of the amount of the costs of such Services, in either case, with interest from and after the date payment was made by CSL through, but excluding, the date of reimbursement by WIN, at the rate per annum equal to the prime lender rate as reported on the last day of the calendar month in respect of the applicable invoice by the Wall Street Journal.

(d) WIN and CSL agree to remit payments to each other in accordance with the terms and conditions set forth in the Billing and Remittance Agreement between the Parties.

5. Method of Payment. All amounts payable by CSL hereunder shall be remitted to WIN in United States dollars to a bank to be designated in the invoice or otherwise in writing by WIN, unless otherwise provided for and agreed upon in writing by the Parties.

6. Accounting Records and Documents.

(a) WIN or its Affiliates shall be responsible for maintaining full and accurate accounts and records of all Services rendered pursuant to this Agreement and such additional information as CSL may reasonably request for purposes of their internal bookkeeping, accounting, operations and management. WIN shall maintain its accounts and records in accordance with past practice; provided, that, to the extent full and accurate information is not relied upon by WIN in the ordinary course of business with respect to any particular item, unit or market/sub-market, WIN shall maintain such accounts and records on the basis of appropriate and reasonable allocations. WIN shall keep such accounts and records available, during all reasonable business hours during the Term of this Agreement, at its principal offices, or at such other location as required by applicable Laws, for audit, inspection and copying by CSL and Persons, upon reasonable notice, authorized by them or any governmental agency having jurisdiction over CSL; provided, that, the costs or expenses incurred by CSL or WIN for any such audit, inspection or copying shall be the sole responsibility of CSL.

(b) At any time during the Term of this Agreement, CSL, or its authorized independent auditors or counsel, shall have the right to inspect and audit WIN’s accounts, books and records relating to the Services upon five (5) business days prior written notice during regular business hours and without undue disruption of the normal operations of WIN.

(c) All information CSL, its Affiliates and its other authorized Persons gain access to pursuant to this Section 6 shall be subject to the terms of the confidentiality provisions set forth in Section 13 of this Agreement.

7. Consents.

(a) If any consent or approval of, or notice to, any third party is required to implement the terms of this Agreement (“Third Party Consent”), CSL and WIN shall each use their respective reasonable endeavors to obtain any Third Party Consent as soon as reasonably practicable, each at the cost of CSL. If any such Third Party Consent is refused or not obtained within three (3) months after the Distribution Date, the Parties shall co-operate in good faith to agree and implement reasonable alternative arrangements which achieve the same commercial effect as that contemplated by this Agreement.

(b) If either Party so requests, the other Party shall provide all reasonable assistance in obtaining any Third Party Consent and neither Party will unreasonably do or omit to do anything which would cause any relevant third party to refuse to grant or to terminate or revoke any Third Party Consent.

8. Performance Standards. In providing the Services to CSL under this Agreement, WIN shall (and shall cause its Affiliates to) provide the Services in a timely and professional manner generally consistent with the past practices of WIN and its Affiliates in providing the same or similar Services to the CSL Business prior to the execution of the Distribution Agreement and in conformance in all material respects with any service levels set forth in the applicable Services Attachment. For purposes of clarity, the Parties agree that the measure of such past performance shall be, except as otherwise agreed in writing by the Parties, that WIN shall provide each of the Services in substantially the same manner and with substantially the same level of care and service as the manner and the level of care and service with which such Service was provided during 2014.

9. No Representations or Warranties. WIN MAKES NO EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE TRANSITION SERVICES, AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY AND ALL REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

10. Status of Employees and Facilities; Proprietary Rights.

(a) Whenever WIN utilizes its (or its Affiliates’) employees to perform the Services for CSL pursuant to this Agreement, such employees shall at all times remain subject to the direction and control of WIN (or its Affiliates), and CSL shall have no liability to such Persons for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations by virtue of the relationships established under this Agreement. WIN shall have complete discretion to supervise and manage such employees and any third-party contractors providing the Services on behalf of WIN, and WIN is not required to continue employment for any specific individual personnel of WIN or its Affiliates or to maintain engagements with specific third-party contractors. No equipment or facility of WIN used in performing the Services for or subject to use by CSL shall be deemed to be transferred, assigned, conveyed or leased by such performance or use. WIN shall maintain appropriate security, maintenance and insurance coverage on such equipment or facility.

(b) Except as set forth in the Services Attachment, to the extent WIN or its Affiliates use any proprietary intellectual property rights owned by or licensed to WIN or its Affiliates in providing the Services, such proprietary intellectual property rights and any derivative works thereof, or modifications or improvements thereto, conceived or created as part of the provision of Services (“Improvements”) will, as between the Parties, remain the sole property of WIN or its Affiliate, as applicable, unless any such Improvement was created for CSL pursuant to a certain Service. If any Improvement is created for CSL pursuant to a certain Service or other proprietary intellectual property rights are created specifically for CSL pursuant to Services provided under the Services Attachment (a “CSL Specific Improvement”), such CSL Specific Improvement shall be owned by CSL. The applicable Party will and hereby does assign to the applicable owner designated above, and agrees to assign automatically in the future upon first recordation in a tangible medium or first reduction to practice, all of such Party’s right, title and interest in and to all Improvements, if any. All rights not expressly granted herein are reserved.

11. Indemnification.

(a) From and after the date of this Agreement, WIN shall indemnify, defend and hold harmless the CSL Indemnified Parties from and against all Liabilities asserted against, imposed upon or incurred by the CSL Indemnified Parties resulting from, arising out of, based upon or otherwise in respect of any third party claim arising out of the gross negligence or willful misconduct of WIN in the performance of its obligations under this Agreement, except to the extent any such Liabilities arise out of or result from the gross negligence or willful misconduct of CSL.

(b) From and after the date of this Agreement, CSL shall indemnify, defend and hold harmless the WIN Indemnified Parties from and against all Liabilities asserted against, imposed upon or incurred by the WIN Indemnified Parties resulting from, arising out of, based upon or otherwise in respect of any third party claim arising out of the gross negligence or willful misconduct of CSL in the performance of its obligations under this Agreement, except to the extent any such Liabilities arise out of or result from the gross negligence or willful misconduct of WIN.

(c) In the event WIN (or any WIN Indemnified Party) or CSL (or any CSL Indemnified Party) shall have a claim for indemnity against the other party under the terms of this Agreement, the parties shall follow the procedures set forth in Article VII of the Distribution Agreement as if fully set forth herein.

(d) Independent of, severable from, and to be enforced independently of any other enforceable or unenforceable provision of this Agreement, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM ANY OTHER PARTY’S RIGHTS) FOR PUNITIVE, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, ANY LOSS OF USE, LOSS OF BUSINESS, LOSS OF PROFIT OR LOSS OF GOODWILL. Further, indemnification shall be limited to actual damages which in no event shall exceed the total amount of compensation payable to WIN hereunder.

(e) Except as otherwise provided in this Section 11, WIN’s sole responsibility to CSL for errors or omissions in providing the Services shall be to re-perform such Services promptly and properly in a diligent manner, at no additional cost or expense; provided, however, that each Party shall use reasonable best efforts to detect any such errors or omissions and promptly advise the other Party of any such error or omission of which it becomes aware.

12. Termination.

(a) This Agreement may be terminated prior to expiration of the Term in accordance with the following:

(i) upon the mutual written agreement of the Parties;

(ii) by either WIN, on the one hand, or CSL, on the other hand, (i) for material breach of any of the terms hereof by WIN or by CSL, respectively, if such breach is curable within thirty (30) days and such breach shall not have been cured within thirty (30) calendar days after written notice of breach is delivered to the defaulting Party and (ii) if such breach is not curable within thirty (30) days, such breach shall not have been addressed by the defaulting Party through a good faith plan to cure such breach;

(iii) CSL shall fail to pay for Services in accordance with the terms of this Agreement (and such payment is not disputed by CSL in good faith in accordance with Section 4(c) hereof) and such breach is not cured within fifteen (15) calendar days after written notice of breach is delivered to CSL, including by electronic mail to CSL’s Transition Representative; or

(iv) by either WIN, on the one hand, or CSL, on the other hand, upon written notice to WIN, on the one hand, or CSL, on the other hand, if the other Party files a proceeding in bankruptcy, receivership, rehabilitation or reorganization, or for composition, liquidation or dissolution or for similar relief, or there is a filing against such person of any such proceeding which is not dismissed within sixty (60) calendar days after the filing thereof.

(b) In addition, this Agreement may be terminated solely with respect to any one or more Service(s) or additional service(s) provided hereunder prior to the expiration of the Term in accordance with the following:

(i) If CSL desires to terminate a Service, CSL shall complete a Service Termination Request Form, substantially in the form attached hereto as Exhibit 2. In completing the Service Termination Request Form, CSL shall refer to the Service it wishes to terminate (the “Terminated Service”) as it is specifically named in the Services Attachment or Transition Plan, as applicable.

(ii) Unless otherwise set forth on the Service Termination Request Form, WIN shall cease such Terminated Service(s) or additional service(s) as soon as practicable after WIN’s receipt of the Service Termination Request Form, but in no event later than thirty (30) calendar days after WIN has received such written notification from CSL.

(iii) If a Service is terminated, the Services Attachment and/or Transition Plan shall be updated, as applicable, to reflect such termination.

(c) Immediately following expiration or termination of this Agreement, each Party shall return to the other Party (and make no further use of) all proprietary information of the other Party in each Party’s possession or control, including, in the case of CSL, any WIN Confidential Information and, in the case of WIN, any CSL Confidential Information. Likewise, except as necessary to comply with applicable law, within thirty (30) days following any such termination or expiration, each Party shall return to the other Party (and make no further use of) all copies of all proprietary information of the other Party in each Party’s possession or control, including, in the case of CSL, any WIN Confidential Information and, in the case of WIN, any CSL Confidential Information.

13. Confidentiality. Each Party acknowledges that during the course of providing Services hereunder, or in the course of receiving Services hereunder, the other Party may disclose to it certain confidential information. Each Party agrees to use such confidential information only for the purposes for which it was disclosed and in accordance with the terms and conditions set forth in Section 8.2 of the Distribution Agreement and the obligations hereunder shall survive until the earlier of (i) five (5) years after the date of final disclosure of confidential information hereunder or (ii) so long as may be required by Law.

14. Independent Contractor Status. Each Party shall be deemed to be an independent contractor to the other Party. Nothing contained in this Agreement shall create or be deemed to create an employment, agency, joint venture or partnership relationship between WIN and CSL. The terms of this Agreement are not intended to cause any of the Parties and their Affiliates to become a joint employer for any purpose. Each of the Parties agrees that the provisions of this Agreement as a whole are not intended to, and do not, constitute control of the other Party (or any Affiliates thereof) or provide it with the ability to control such other Party (or any Affiliates thereof), and each Party expressly disclaims any right or power under this Agreement to exercise any power whatsoever over the management or policies of the other Party (or any Affiliates thereof). Nothing in this Agreement shall oblige either Party to act in breach of the requirements of any Law applicable to it, including securities and telecommunications laws, written policy statements of securities commissions, telecommunications and other regulatory authorities, and the by-laws, rules, regulations and written policy statements of relevant securities and self-regulatory organizations.

15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

16. Force Majeure. Neither Party shall be held liable for any delay or failure in performance of any part of this Agreement (other than outstanding payment obligations hereunder) from acts of God, acts of civil or military authority, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, strikes, and power blackouts. Upon the occurrence of a condition described in this Section 16, the Party whose performance is prevented shall give written notice to the other Party and the Parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both Parties, of such conditions.

17. Dispute Resolution Procedures.

(a) Other than such disputed matters addressed by Section 4(c), if a dispute arises between the Parties with respect to the terms and conditions of this Agreement, a Party’s performance of its obligations hereunder, or any matter relating to the Services (“Dispute”), the Parties agree to use and follow this dispute resolution procedure described in this Section 17 prior to initiating any judicial action.

(b) Claims Procedure. If a Party shall have a Dispute, such Party shall provide written notice to the other Party in accordance with the provisions of Section 19 of this Agreement, in the form of a claim identifying the nature of the Dispute in sufficient detail to describe the basis for the claim (a “Dispute Notice”). Upon receipt of the Dispute Notice, the other Party shall have five (5) calendar days to provide a written response to the Dispute Notice (the “Response”). The Party providing the Dispute Notice shall have an additional five (5) calendar days following its receipt of the Response to accept the proposed resolution or to request implementation of the procedure set forth in Section 17(c) below (the “Escalation Procedure”). Failure to comply with the time limitations set forth in this Section 17 may result in the implementation of the Escalation Procedures.

(c) Escalation Procedure. At the written request of a Party involved in the Dispute and in compliance with Section 17(b), each Party shall appoint a knowledgeable, responsible representative to negotiate in good faith to resolve such Dispute (the “Representatives”). The Parties intend that the Representatives shall be empowered to decide the issues presented in any Dispute. The Representatives will attempt to resolve the Dispute within five (5) business days of receiving the written request. If the Dispute cannot be resolved within that time period, then the Parties may resort to judicial action or other remedies. During the time period of any Dispute, each Party shall continue to perform its respective obligations under this Agreement (except in the event CSL fails to pay amounts due in accordance with Section 4 hereunder).

18. Amendments; Waivers. No alteration, modification or change of this Agreement, including the Services set forth on the Services Attachment, shall be valid except by an agreement in writing executed by the Parties. Except as otherwise expressly set forth herein, no failure or delay by any Party in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the Parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof

19. Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) sent by facsimile (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

If to WIN:

Windstream Services, LLC

4001 Rodney Parham Rd.

Mailstop: B1F3-71A

Little Rock, AR 72212

Attn: General Counsel

Fax No.: 501-748-7400

If to CSL:

CSL National, L.P.

1701 Centerview Dr.

Suite 300

Little Rock, AR 72211

Attn: TBD

or to any other or additional persons and addresses as the Parties may from time to time designate in a writing delivered in accordance with this Section 19.

20. Assignment; Benefit and Binding Effect. No Party may assign this Agreement without the prior written consent of each of the other Party; provided, however, WIN, without the consent of CSL, may assign this Agreement to any Affiliate of WIN, and CSL may, without the consent of WIN, assign this Agreement to any Affiliate of CSL, but none of the assignments described in this sentence shall relieve the assignor of its obligations hereunder and, provided further, that any Party may make a collateral assignment of its rights hereunder for the benefit of its lenders. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. The provisions of this Agreement shall be for the exclusive benefit of the Parties (and their successors and permitted assigns) and shall not be for the benefit of any other Person.

21. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law. Upon such determination that any term or other provision is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

22. Entire Agreement. The Distribution Agreement, this Agreement, the Billing and Remittance Agreement, and the Schedules and Exhibits hereto and thereto collectively represent the entire understanding and agreement of the Parties with respect to the subject matter of this Agreement. Each Party hereby represents, acknowledges and agrees that it has not relied on any representation, warranty, covenant, understanding, agreement, written or oral, discussion, or negotiation not expressly contained herein or in the Distribution Agreement in entering into this Agreement.

23. Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

24. Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

25. Specific Performance. The Parties acknowledge that monetary damages may not be an adequate remedy for violations of this Agreement and that any Party may, in its sole discretion and in addition to all other rights and remedies available in law or in equity, to the extent permitted hereunder, apply for specific performance or injunctive or other relief with a court of competent jurisdiction as such court may deem just and proper in order to enforce this Agreement or to prevent violation hereof and, to the extent permitted by applicable Law, each Party waives any objection to the imposition of such relief.

26. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall, be cumulative and not alternative, and the exercise or beginning of the exercise of any right, power or remedy thereof by a Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

27. Fees and Expenses. Except as otherwise provided in this Agreement and the Exhibit hereto, each Party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each Party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar Person retained by or on behalf of such Party.

28. Survival. The provisions of Sections 4, 8 through 28, 30 and 31 shall survive the expiration or earlier termination of this Agreement.

29. General Cooperation. Subject to the terms and conditions set forth in this Agreement, WIN’s obligations under this Agreement shall be conditioned on CSL using all commercially reasonable efforts to provide information and documentation sufficient for WIN to perform the Services as they were performed prior to the date of this Agreement, and make available, as reasonably requested by WIN, sufficient resources and timely decisions, approvals and acceptances in order that WIN accomplish its obligations under this Agreement in a timely and efficient manner.

30. Controlling Provisions. If there is any conflict or inconsistency between the terms and conditions set forth in the main body of this Agreement and the Services Attachment, the provisions of the Services Attachment shall control with respect to the rights and obligations of the Parties regarding the Services. If there is any conflict or inconsistency between the terms and conditions of this Agreement and the Distribution Agreement, the provisions of this Agreement shall control solely with respect to the rights and obligations of the Parties regarding the Services.

31. No Set-Off. The obligations under this Agreement shall not be subject to set-off for non-performance or any monetary or non-monetary claim by any Party or any of their respective Affiliates under any other agreement between the Parties or any of their respective Affiliates.

32. Parties in Interest. Other than Persons entitled to receive indemnification under Section 10, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by virtue of this Services Agreement. Each CSL Indemnified Party other than CSL, and each WIN Indemnified Party other than WIN, is an express, third-party beneficiary of Section 11.

33. Data Protection. Each Party shall comply with its obligations under all applicable data protection laws in respect of the Services to be provided under this Agreement. Each Party agrees in respect of any such personal data supplied to it by the other Party that it shall: (a) only act on instructions from the other Party regarding the processing of such personal data under this Agreement and shall ensure that appropriate technical and organizational measures shall be taken against unauthorized or unlawful processing of the personal data and against accidental loss or destruction of, or damage to, the personal data; and (b) comply with any reasonable request made by the other Party to ensure compliance with the measures contained in this Section.

34. Further Assurances. Each Party shall perform all other acts and execute and deliver all other documents as may be necessary to secure all necessary authorizations and approvals of this Agreement by all applicable governmental bodies in the United States of America, and as otherwise may be required to give effect to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf on the day and year first above written.

CSL NATIONAL, L.P.

By:
Name:
Title:

WINDSTREAM SERVICES, LLC

By:
Name:
Title:

Signature Page to Transition Services Agreement

EXHIBIT 1

SERVICES ATTACHMENT – SUMMARY SERVICES DESCRIPTION

Business Function Category	Business Area	Service Description	Term	Detailed Service Description

Billing - Payment Assurance	Consumer CLEC	Billing - Payment Processing: Receivables/ Cash Collections (pAptis only)	18 months	Following its existing processes, WIN shall provide to TAS processing of payments through lock box, E-Pay, IVR, Recurring, etc. Existing vendor SLAs will apply to TAS. No special reporting will be provided.

Billing - Payment Assurance	Consumer CLEC	Billing Payment Processing : Payment investigation (pAptis only)	18 months	Following its existing processes, WIN shall provide to TAS Investigation of misapplied payments. Vendor SLAs will apply to TAS.

Financial Services - Collections	Consumer CLEC	Treatment Collections – Inbound/ Outbound Calls (pAptis only)	18 months	WIN shall provide to TAS Online collection support to include Inbound/Outbound call support to customers.

Financial Services - Collections	Consumer CLEC	Treatment and Collections (pAptis only)	18 months	WIN shall provide to TAS offline collections support including preparation of customer lists for dunning/demand notifications, write off balances, bankruptcies, and referral to 3rd Party Collections agency.

Financial Services - Collections	Consumer CLEC	Treatment Collections – Customer Adjustments/ Refund Reviews (pAptis only)	18 months	WIN shall provide to TAS customer adjustments & refund reviews.

IT Infrastructure	Consumer CLEC	Data Migration: Cutover Assistance, including PST files	30 days	Assistance in planning, testing, and executing the cut-over from WIN to TAS applications at exit including the following applications: - File shares, PST files

IT Infrastructure	Consumer CLEC	PC Programs, Desktop Hardware and support	30 days

WIN shall provide to TAS PC Programs and LAN support.

WIN shall provide to TAS desktop hardware, support, and image. Manage and support all business applications installed on end user workstation to include images, installs and supports tickets as required. Manage licensing, vendors and configurations.

IT Infrastructure	Consumer CLEC	Infrastructure: End User Migration	90 days	Provide ninety (90) days of email forwarding

IT Infrastructure	Consumer CLEC	Network and Communication: LAN/WAN Data Service	120 days	Provide Local Area Network (LAN) / Wide Area Network (WAN) data connectivity to the Richmond office as required to access core business systems identified within this Schedule.

IT Infrastructure	Consumer CLEC	Network and Communication: IP Telephony	120 days	Provide telephony services to individual users and manage MACs (Moves/Adds/Changes) within the system as requested by TAS. WIN may charge back to TAS any usage fees as long as they can be directly attributed to use of the resources.

1

EXHIBIT 1

SERVICES ATTACHMENT – SUMMARY SERVICES DESCRIPTION, CONT’D

Business Function Category	Business Area	Service Description	Term	Detailed Service Description

Marketing	Consumer CLEC	Fulfillment (pAptis only)	90 days (on- demand)	WIN shall provide to TAS fulfillment literature/collateral if needed. Assuming TAS will provide direction regarding which specific pieces are required. List of current pieces in use in ILEC markets is being provided for TAS to review and aid that decision.

Marketing Communications	Consumer CLEC	Advertising Support (pAptis only)	90 days (on- demand)	WIN shall provide to TAS advertising support to include: promotional mailers, email, bill inserts/onserts, and newspaper ads. Media placement service will also be available.

Marketing	Consumer CLEC	Product Management/ Marketing Support (pAptis only)	90 days (on- demand)	WIN shall provide to TAS Product Management/Marketing support for all current products/services (directory assistance, operator services, 3PV, TechHelp and PC Protect etc.)

Sales	Consumer CLEC	End of Life Equipment (pAptis only)	18 months	WIN shall provide to TAS End of Life equipment support - processes and procedures as provided to WIN’s customers today.

SEC Financial Reporting	Finance and Accounting	CSL Annual and Quarterly Filings	120 days	WIN shall provide to CSL financial information and related footnote support, in a timely manner, to facilitate CSL in the preparation of its Q1 2015 Form 10-Q filing.

SEC Financial Reporting	Finance and Accounting	Financial Information	120 days	WIN shall provide to CSL financial information and related footnote support for the period from April 1, 2015 to spin-date, in a timely manner, to facilitate CSL in the preparation of its Q2 2015 Form 10-Q filing

Training	Consumer CLEC	Provide Financial Services training (pAptis only)	18 months	WIN shall provide financial services training to TAS.

HR	HR: Payroll	Data Requirements	90 days (on- demand)	General interaction and support from the WIN Payroll team to transition HR and pay-related data to the HR/Payroll vendors

2

EXHIBIT 2

SERVICES TERMINATION REQUEST FORM

Service Termination Request Form
[Insert WIN Logo]	[Insert CSL Logo]

Requesting Company:
Date of Request:
Completed By:
Service to be Changed:

Requested Service Termination

Item #	Service	Service Provider (Company)	Service Recipient (Company)	Estimated Cost	Requested Termination Date

1

2

3

4

5

6

Acknowledgements
Functional TSA Owner: [insert Receiving Functional Lead name] X	Functional TSA Owner: [insert Providing Functional Lead name] X
On Behalf of [insert NewCo name]	On Behalf of [insert ParentCo name]

Contract Manager: [insert CSL CM Name]	Contract Manager: [insert WIN CM Name]
X	X
On Behalf of CSL National, L.P.	On Behalf of Windstream Services, LLC